Exhibit 4.27

Amendment Agreement to the

Private Placement Securities Purchase Agreement and its Exhibits,

Warrants, Convertible Promissory Note

This Amendment Agreement (this “Amendment”) made as of November 13, 2023 (“Effective Date of the Amendment”), is entered into by and between:

A.The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market under the symbol “NCTY” (the “Company”);

And

B.BRIPHENO PTE. LTD., a company registered under Singapore law having an address of 5 UPPER ALJUNIED LINK #06- 02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE (367903) (the “Purchaser”);

(Company and the Purchaser are collectively referred to as the “Parties” and individually as a “Party”.)

RECITALS

WHEREAS, the Company and the Purchaser have entered into certain Private Placement Securities Purchase Agreement as of November 9, 2023 (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Purchaser 187,500,000 Class A Shares (the “Subscription Shares” and each, a “Subscription Share”), warrants to purchase an aggregate of 93,750,000 Class A Shares of the Company (equivalent to 312,500 ADSs) (the “Warrants”), a convertible promissory note at the price of $15,000,000.00 (the “Note”), to Purchaser; in exchange therefore, Purchaser will pay US$20,000,000 (the “Aggregate Purchase Price”) as the aggregate consideration price for the issued and sold Subject Securities (as such term is defined in the Purchase Agreement). All capitalized terms used herein, not otherwise defined, have the same meaning as ascribed to them under the Purchase Agreement and its exhibits.

WHEREAS, after signing the Purchase Agreement, the Company and the Purchaser have renegotiated certain commercial terms, including, but not limited to, price and number of the Subscription Shares, the Lender Conversion Price provided for in the Note, Warrant Shares provided for in the Warrants; and

WHEREAS, the Parties agree to amend relevant provisions of the Purchase Agreement, the Note, and the Warrants to reflect new commercial terms and make other amendments in the Purchase Agreement in accordance with this Amendment;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Amendments to the Purchase Agreement.

(1)	The third paragraph in Recitals under the Purchase Agreement shall be amended and replaced in its entirety with the following:

WHEREAS, the Purchaser desires to purchase, and the Company desires to issue and sell, a convertible promissory note in the form attached hereto as Exhibit B, in the original principal amount of $6,000,000.00 (the “Note”), convertible into the Company’s ADSs, upon the terms and subject to the limitations and conditions set forth in such Note.

The remaining content under the Recitals in the Purchase Agreement shall remain unchanged.

(2)	The first paragraph in Section 2.01 under the Purchase Agreement shall be amended and replaced in its entirety with the following:

2.01 Purchase and Sale of Subject Securities.

Upon the terms and subject to the conditions of this Agreement and subject to Applicable Laws, at Closing (as defined below), the Purchaser hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Purchaser: (i) 150,000,000 Class A Shares (equivalent to 500,000 ADSs) at a price of US$ 0.04 per Class A Share (equivalent to US$ 12 per ADS) for a total consideration of US$6,000,000 (the “Subscription Shares”); (ii) the Warrants, and (iii) the Note. The aggregate consideration price for the sold and issued Subject Securities of the Company under this Agreement payable by the Purchaser at Closing is US$12,000,000 (the “Aggregate Purchase Price”).

The remaining content under Section 2.01 in the Purchase Agreement shall remain unchanged.

(3)	The Section 2.02(a) (ii) under the Purchase Agreement shall be amended and replaced in its entirety with the following:

2.02 Closing.

(a)Closing. (ii) any other date as may be agreed by the Purchaser and the Company in writing (the “Closing Date”): provided that the Closing Date shall be no later than November 22, 2023.

The remaining content under 2.02(a) in the Purchase Agreement shall remain unchanged.

(4)	The definition of the Warrants described in Section 1.01 (a) under the Purchase Agreement shall be amended and replaced as follows:

“Warrants” means the warrants and any replacement warrants to purchase 120,000,000 Class A Shares (equivalent to 400,000 ADSs) of the Company at the exercise price described in Exhibit A to be issued by the Company to the Purchaser on the Closing Date in the form attached hereto as Exhibit A.

(5)	Section 5.01 under the Purchase Agreement shall be amended and replaced in its entirety with the following:

Section 5.01 Voting Obligation. The Purchaser agrees that for so long as it holds Class A Shares or ADSs which entitle the Purchaser to the voting rights on the matters subject to the Company’s shareholders’ voting during its general meetings, the Purchaser agrees to vote on all matters in the same manner as the Incsight Limited, a British Virgin Islands company. To this end, the Purchaser agrees to issue Incsight Limited a voting proxy and execute the voting agreement attached hereto as the Exhibit C, and/or submit its votes, as directed by Incsight Limited, through the Company’s depository bank in case the Purchaser holds ADSs during the time of the general meeting. In case of the Purchaser’s breach and any circumvention of the voting obligations hereunder, the Purchaser agrees that as the fair remedy for such breach the Company shall be released from its obligations to repay the then outstanding principal amount.

Section 2. Amendments to the Warrants.

(1)	The first paragraph of the Warrants shall be amended and replaced in its entirety with the following:

This Warrant (the “Warrant”) certifies that, for value received, BRIPHENO PTE. LTD., a company registered under Singapore law having an address of 5 UPPER ALJUNIED LINK #06-02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE (367903) and/or such entity that such company may designate in accordance with the Private Placement Securities Purchase Agreement (as defined below) shall collectively be referred to as the holder (“Holder”) is entitled to purchase 120,000,000 Class A ordinary shares (equivalent to 400,000 ADSs), with par value USS0.01 per share (“Class A Shares”) of The9 Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and listed on the NASDAQ Global Market under the symbol “NCTY” (the “Company”), on the terms set forth herein.

(2)	Section 1 of the Warrants shall be amended and replaced in its entirety with the following:

Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to 120,000,000 Class A Shares of the Company (the “Warrant Shares”) at the Exercise Price (as defined below), subject to adjustment and change as provided herein.

Section 3. Amendments to the Note.

(1)	The first paragraph under the Note shall be amended and replaced in its entirety with the following:

FOR VALUE RECEIVED, The9 Limited, a Cayman Islands corporation and listed on the NASDAQ Global Market under the symbol “NCTY” (“Borrower”), promises to pay to BRIPHENO PTE. LTD., a company registered under Singapore law having an address of 5 UPPER ALJUNIED LINK #06-02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE (367903), or its successors or assigns (“Lender”), $6,000,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay simple interest on the Outstanding Balance at the rate of three percent (3%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 365-day year and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of November 9, 2023 (the “Effective Date”). This Note is issued pursuant to that certain Private Placement Securities Purchase Agreement dated November 9, 2023, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

The second paragraph under the Note shall be amended and replaced in its entirety with the following:

The purchase price for this Note shall be $6,000,000.00 (the “Purchase Price”). The Purchase Price shall be payable by Lender by wire transfer of immediately available funds in (i) the US Dollars, (ii) stable coin USDT, or (iii) a combination of (i) and (ii) above, at the election of the Borrower.

All the references to USD 15,000,000 throughout the Note shall be interpreted as references to USD 6,000,000.

(2)	Section 2.2 under the Note shall be amended and replaced in its entirety with the following:

2.2 Lender Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into ADSs is $ 15 per ADS or US$ 0.05 per Class A ordinary share (the “Lender Conversion Price”).

(3)	Section 1.2 shall be amended by deleting the following sentence, the remaining content shall remain unchanged.

Delete:

The Lender can choose to convert up to half of the prepayment amount requested by Borrower into ADSs at the Lender Conversion Price.

(4)	Section 2.1 shall be amended by deleting the following sentence, the remaining content shall remain unchanged.

Delete:

Notwithstanding the above, Borrower shall have the right, at its own discretion, to repay any portion up to the half of the Conversion Amount submitted for repayment under the Lender Conversion Notice, in cash. For the avoidance of doubt, such repayment in cash shall have no Default Effect or be subject to any additional interest.

Section 4. Miscellaneous

(1)	This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.
(2)	The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.
(3)	This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.
(4)	This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
(5)	Unless otherwise defined or amended herein, all capitalized terms used herein shall have the same meaning respectively as set forth in the Purchase Agreement and its Exhibit.
(6)	Except as otherwise provided herein, all terms and conditions of the Purchase Agreement, the Warrant and the Note shall remain in full force and effect. In the event that anything in this Amendment conflicts with any provision in the Purchase Agreement, the Warrant and/or the Note this Amendment shall prevail.

(7)	This Amendment shall be governed by the same laws as the Purchase Agreement and any disputes and controversy arising under this Amendment, shall be resolved in conjunction with the Purchase Agreement, the Warrants and the Note as part of one transaction under the dispute resolution mechanism provided for in the Purchase Agreement.

[Signature Page Follows]

[Signature Page to Amendment]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized signatories as of the Effective Date of the

Amendment.

Company:		Purchaser:
The9 Limited		BRIPHENO PTE. LTD.

By:	/s/ George Lai	By:	/s/ Alvin Youjia Liu
Name:	George Lai	Name:	Alvin Youjia Liu
Title:	Director	Title:	Director